Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
NuCO2 PARENT INC.

The undersigned, for the purpose of amending and restating the Certificate of Incorporation of NuCO2 Parent Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1.                                       The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 15, 2007 and the Corporation was originally incorporated under the name of Goodman Acquisition Corp., which name was changed to NuCO2 Acquisition Corp. pursuant to a filing with the Secretary of State of the State of Delaware dated November 26, 2007, which name was changed to NuCO2 Parent Inc. pursuant to a filing with the Secretary of the State of Delaware dated May 14, 2008.

2.                                       This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 242 and 245 of the Delaware General Corporation Law.

3.                                       The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name of this Corporation is:

NuCO2 Parent Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware, 19904, Kent County, and the name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

SECTION A.         Authorized Shares.  The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Preferred Stock” and “Common Stock.”  The total number of shares that the Corporation shall have authority to issue is two hundred and fifteen thousand (215,000).

1.                                       Common Stock. The total number of shares of common stock the Corporation shall have authority to issue shall be two hundred thousand (200,000), and each such share shall have a par value of one cent ($.01) per share (the “Common Stock”).

2.                                       Preferred Stock.  The total number of shares of Preferred Stock that the Corporation shall have authority to issue shall be fifteen thousand (15,000) and all such shares shall have a par value of one cent ($.01) per share (the “Preferred Stock”).  The first series of Preferred Stock shall consist of ten thousand (10,000) shares and shall be designated “Series A Redeemable Cumulative Preferred Stock” (the “Series A Preferred Stock”).

3.                                       The shares of Preferred Stock may be issued from time to time in one or more series.  Other than with respect to the specific series of Preferred Stock referenced above, the Board of Directors of the Corporation (the “Board”) is hereby vested with authority to fix by resolution or resolutions prior to the issuance thereof, the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

SECTION B.         Common Stock.  The Common Stock shall have the powers, preferences, rights and restrictions as provided for under the DGCL and as provided herein:

1.                                       Voting Rights.  Except as otherwise required by law, at every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.

2.                                       Liquidation, Dissolution or Winding-Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment in full of the Series A Liquidation Preference in accordance with the provisions of Section C.5(a) below and the liquidation preference on any other series of preferred stock designated by the Board, if any, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of shares of Common Stock.

SECTION C.         Preferred Stock.  The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the Series A Preferred Stock shall be as follows:

1.                                       Stated Value.

(a)                                  Series A Preferred Stock.  The shares of Series A Preferred Stock shall be issued by the Corporation for their Series A Stated Value (as herein defined), in such amounts, at such times and to such persons as shall be specified by the Board from time to time.  For the purposes hereof, the “Series A Stated Value” of each share of Series A Preferred Stock (regardless of its par value) shall be $10,000 per share, which Series A Stated Value shall be proportionately increased or decreased for any stock consolidation or stock split, respectively, of the outstanding shares of Series A Preferred Stock.

2.                                       Rank.

(a)                                  Series A Preferred Stock.  The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) junior to all classes and series of Preferred Stock of the Corporation established by the Board, the terms of which specifically provide that such securities rank senior to the Series A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends (collectively the “Senior Securities”), (ii) on a parity with all classes and series of Preferred Stock of the Corporation established by the Board, the terms of which specifically provide that such securities rank on a parity with the Series A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends (collectively referred to herein as the “Parity Securities”), and (iii) senior to the Corporation’s Junior Securities.  For purposes hereof, “Junior Securities” means all series and classes of Common Stock and all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding that are expressly designated as being junior to the Series A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends.

3.                                       Dividends.

(a)                                  Series A Preferred Stock.

(i)                                     Amount.  On the last business day of June in each calendar year (the “Dividend Accrual Date”), the holder of record of each share of the Series A Preferred Stock as their names appear in the stock register of the Corporation on such date shall become entitled to receive (when, as and if declared by the Board) a dividend (the “Annual Dividend”) equal to the sum of (i) ten percent (10%) of the Series A Stated Value of such share (pro-rated for any portion of a full year that such share shall have been issued and outstanding) plus (ii) ten percent (10%) of the Unpaid Dividend Amount (as defined below) as of the previous Dividend Accrual Date.  The “Unpaid Dividend Amount” with respect to each share of the Series A Preferred Stock shall be equal to the aggregate of all Annual Dividends that the holder of such share shall have theretofore become entitled to receive for such share but that shall not have been declared and paid by the Board.

(ii)                                  Accumulation and Time of Payment.  Dividends on each share of the Series A Preferred Stock shall be cumulative and shall accrue from day to day, computed on the basis of a year of 360 days, whether or not earned or declared, commencing with the date of issue of such share.  Dividends shall be payable annually, when, as and if declared by the Board.

(iii)                               Payment of Accumulated Dividends.  Accumulated dividends not paid on prior Dividend Accrual Dates may be declared by the Board and paid to the holders of record of outstanding shares of Series A Preferred Stock as their names shall appear on the stock register of the Corporation as of a record date to be established by the Board, which record date shall be not more than sixty (60) nor less than thirty (30) days preceding the date of payment, whether or not such date is a Dividend Accrual Date.  Holders of outstanding shares of Series A Preferred Stock shall not be entitled to receive any dividends in excess of the aggregate amount of Annual Dividends to which such holders are then entitled as provided in this Section C.3(a).

(iv)                              Restrictions on Payment of Dividends.  Notwithstanding anything contained herein to the contrary, no dividends on shares of Series A Preferred Stock shall be declared by the Board or paid or set apart for payment by the Corporation: (i) unless, prior to or concurrently with such declaration, payment or setting apart, all accrued and unpaid dividends, if any, on shares of Senior Securities shall have been paid or declared and set apart for payment through the dividend payment period with respect to such Senior Securities which next precedes or coincides with the Dividend Accrual Date; or (ii) at such time as such declaration, payment or setting apart is prohibited by the DGCL; or (iii) at such time as the terms and provisions of any contract or other agreement of the Corporation or any of its subsidiaries (other than any contracts between or among the Corporation and its subsidiaries or between or among the subsidiaries of the Corporation (the “Intercompany Agreements”)) entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its subsidiaries (whether or not entered into prior to, at or after the issuance of the Series A Preferred Stock), specifically prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder.  Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Stock for all past dividend periods and the then current dividend period.  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

4.                                       Restrictions on Payments.

(a)                                  Series A Preferred Stock.  So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, Junior Securities or any warrants, rights, calls or options exercisable or convertible into any Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends solely in the form of a particular class or series of Junior Securities, or warrants, rights or options exercisable for such Junior Securities, to holders of such Junior Securities), (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or (iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities; provided, however, that the restrictions of this Section C.4 may be waived by the affirmative vote of a majority of the outstanding shares of Series A Preferred Stock; provided further, however, that the restrictions of this Section C.4(a) shall not apply to the purchase of shares of Junior Securities under Section 4 of that certain Securityholders Agreement dated as of May 28, 2008 among the Corporation and certain of its stockholders and optionholders, as the same may be supplemented, amended or otherwise modified from time to time (the “Securityholders Agreement”) or  out of the net cash proceeds derived by the Corporation out of a prior or substantially contemporaneous issuance of Junior Securities that does not diminish the rights or privileges of the Series A Preferred Stock.

5.                                       Liquidation Preference.

(a)                                  The Series A Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, whether such assets are capital or surplus or otherwise and whether or not any dividends in respect of the Series A Preferred Stock have been declared, an amount per share outstanding equal to the sum of (x) the Series A Stated Value plus (y) all accrued but unpaid dividends thereon accruing from the date of issuance thereof to the date fixed for liquidation, dissolution or winding up (the “Series A Liquidation Preference”), before any payment shall be made or any assets distributed to the holders of Junior Securities.  If the assets of the Corporation are not sufficient to pay in full the liquidation preference payable to the holders of outstanding shares of the Series A Preferred Stock and any other Parity Securities, then the holders of all such securities shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of such other securities are entitled were paid in full.  Nothing herein contained shall be deemed to prevent redemption of shares of the Series A Preferred Stock by the Corporation in the manner provided in Sections C.6 and C.7 hereof.  The Series A Liquidation Preference with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the Series A Liquidation Preference with respect to each outstanding share of Series A Preferred Stock.  All payments for which this Section C.5(a) provides shall be in cash, property (valued at its fair market value, as determined by an independent nationally recognized investment banking firm selected by the Corporation) or any combination thereof; provided, however, that no cash shall be paid to holders of Junior Securities unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full amount of the Series A Liquidation Preference to which such holder is entitled as provided herein.  After payment of the full amount of the Series A Liquidation Preference to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Corporation.

(b)                                 Events Not Constituting Liquidation.  For the purposes of this Section C.5, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into any other corporation, nor any other Change of Control, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

6.                                       Redemption.

(a)                                  Optional Redemption of Series A Preferred Stock.  Subject to the restrictions set forth in Section C.6(d) hereof, the Corporation may, at the option of the Board, at any time or from time to time, in whole or in part, redeem the shares of Series A Preferred Stock at the time outstanding out of funds legally available therefor, upon notice given as hereinafter specified and on such date as specified in such notice, at a redemption price (the “Series A Redemption Price”) equal to the sum of (x) the Series A Stated Value per share, plus (y) all accrued and unpaid dividends thereon to the date fixed for such redemption.

(b)                                 Mandatory Redemption of Series A Preferred Stock.  Subject to the restrictions set forth in Section C.6(d) hereof, prior to or concurrent with a Change of Control (as defined herein), the Corporation shall redeem all, but not less than all, the shares of Series A Preferred Stock at the time outstanding out of funds legally available therefor, upon notice given as hereinafter specified and on such date as specified in such notice, at the Series A Redemption Price.

(c)                                  Manner of Redemption.  Notice of redemption of outstanding shares of Series A Preferred Stock pursuant to Section C.6(a) or (b) shall be sent by or on behalf of the Corporation to the holders of record of outstanding shares of Series A Preferred Stock selected for redemption in the manner provided in Section C.7(b) hereof.  If, as a result of a redemption pursuant to Section C.6(a), a holder would be left with a fraction of a share of Series A Preferred Stock, the Corporation shall redeem the number of shares of such holder that it otherwise would redeem rounded up or down, in the Corporation’s sole discretion, to the nearest whole number.

(d)                                 Restrictions on Redemptions.  No shares of Series A Preferred Stock shall be redeemed in whole or part under Section C.6(a) or (b) hereof: (i) at any time that such redemption is prohibited by the DGCL; (ii) at any time that the terms and provisions of any contract or other agreement of the Corporation or any of its subsidiaries (other than Intercompany Agreements) entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its subsidiaries (whether or not entered into prior to, at or after the issuance of the Series A Preferred Stock), specifically prohibits such redemption or provides that such redemption would constitute a breach thereof or a default thereunder; or (iii) at any time that the Corporation shall be in default in respect of any of its redemption obligations on or under Senior Securities.

(e)                                  Priority as to Junior Securities.  The Corporation shall take no action that would otherwise require the Corporation to redeem any outstanding shares of Series A Preferred Stock pursuant to Section C.6(a) or (b) hereof (each a “Redemption Obligation”) if at such time the Corporation is unable to discharge its Redemption Obligation; provided, however, that if the Corporation fails to discharge any Redemption Obligation (without regard to the circumstances pursuant to which such Redemption Obligation arose), (x) the Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Redemption Obligation, and (y) so long as such Redemption Obligation shall be outstanding but shall not be fully discharged, the Corporation shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends of a particular class or series of Junior Securities, or warrants, rights or options exercisable for such Junior Securities, to holders of such Junior Securities), or (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior Securities (other than as a result of a reclassification of Junior Securities or the exchange or conversion of one class or series of Junior Securities for or into another class or series of Junior Securities, other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or (iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities.

Notwithstanding the immediately preceding sentence, the restrictions of this Section C.6(e) shall not apply to the purchase of shares of the Corporation’s Junior Securities under Section 4 of the Securityholders Agreement or  out of the net cash proceeds derived by the Corporation out of a prior or substantially contemporaneous issuance of Junior Securities that does not diminish the rights or privileges of the Series A Preferred Stock.

7.                                       Procedure for Redemption.

(a)                                  Selection.  In the event that fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to Section C.6(a) or C.7 hereof, the number of shares to be redeemed shall be determined by the Board at its sole option and, with respect to such redemption, subject to compliance with Section C.6(d), shall be redeemed pro rata among all holders of the Series A Preferred Stock.

(b)                                 Notice.  If the Corporation elects to redeem shares of Series A Preferred Stock pursuant to Section C.6(a) or (b), notice of every such election shall be mailed by first class mail, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for such redemption (the “Redemption Date”) addressed to the holders of record of the shares to be redeemed, as the case may be, at their respective addresses as they shall last appear on the books of the Corporation; provided, however, that the failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom such notice does not comply with this Section C.7(b).  Each such notice shall state: (i) the Redemption Date; (ii) that shares of Series A Preferred Stock are to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iii) the Series A Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Series A Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date, as applicable.

(c)                                  Effect of Redemption.  Notice having been mailed as aforesaid, from and after the payment of the Series A Redemption Price, in full, on the Redemption Date, dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and the shares of Series A Preferred Stock shall no longer be deemed to be outstanding and shall be retired and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued as shares of Series A Preferred Stock and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Series A Redemption Price as provided in Section C.6 and any accrued and unpaid dividends with respect to the Series A Preferred Stock, in cash as provided in Section C.7) shall cease and terminate.  In the event of redemption, if notice of redemption, which shall otherwise comply in all respect with Section C.7(b) hereof, shall have been mailed and if prior to the Redemption Date all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of the Series A Preferred Stock to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company named in such notice, then at such time, all shares of the Series A Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made, shall be deemed to be no longer outstanding and all rights with respect to such shares of the Series A Preferred Stock shall forthwith upon such deposit in trust cease and terminate (except the right of the holders thereof on or after the Redemption Date to receive from such deposit the Series A Redemption Price) (it being understood that dividends shall be deemed to have accrued on such shares of Series A Preferred Stock until the Redemption Date specified in such notice, irrespective of whether such shares shall be outstanding as of such date).  In case the holders of shares of the Series A Preferred Stock that shall have been called for redemption shall not within two years (or any longer period if required by law) after the Redemption Date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the Series A Redemption Price thereof.  Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), the Series A Redemption Price provided in Section C.6 and any cash to be delivered by the Corporation pursuant to Section C.7 shall be delivered to the registered holder of such certificates.  In case fewer than all the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

8.                                       Voting Rights.

(a)                                  Voting Rights of Preferred Stock.  Except as specifically set forth herein or in the DGCL, the holders of shares of Series A Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders of the Corporation.

9.                                       Section Headings.  Section headings are for convenience of reference only and shall not constitute a part of this Certificate of Incorporation or be referred to in connection with the interpretation or construction hereof.

SECTION D.         Certain Definitions.

1.                                       “Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

2.                                       “NuCO2” means NuCO2 Inc., a Florida corporation.

3.                                       “Board of Directors” means, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

4.                                       “Change of Control” means:

(A)                              The Corporation at any time ceases to own 100% of the Equity Interests of NuCO2, directly or indirectly;

(B)                                at any time (i) the Permitted Holders (collectively) shall fail to own, or to have the power to vote or direct the voting of, Voting Stock of the Corporation representing more than 35% of the voting power of the total outstanding Voting Stock of the Corporation, or (ii) any person (other than the Permitted Holders) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the Corporation representing more voting power than the Permitted Holders (collectively) own (or have the power to vote or direct the voting of); or

(C)                                during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of the Corporation, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

5.                                       “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

6.                                       “Controlled Investment Affiliate” means, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in the Corporation or other portfolio companies.

7.                                       “Equity Interest” means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the date hereof, but excluding debt securities convertible or exchangeable into such equity.

8.                                       “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

9.                                       “Permitted Holders”:  means the collective reference to the following:

(A)                              Aurora Equity Partners III L.P. and Aurora Overseas Equity Partners III, L.P. (together, the “Limited Partnerships”);

(B)                                Aurora Capital Partners III L.P. and Aurora Overseas Capital Partners III, L.P. (together, the “General Partners”);

(C)                                Aurora Advisors III LLC and Aurora Overseas Advisors III, LLC (together, the “Ultimate General Partners”);

(D)                               (i) any limited partners of the Limited Partnerships, any limited partners of the General Partners or any Controlled Investment Affiliate of such limited partners, provided that any such limited partner or Control Investment Affiliate (in each case, other than any entity (the “Designated Entities”) that are the subject of Section 7.2 of the Securityholders Agreement (as in effect on the date hereof) grants an irrevocable proxy to any of the Limited Partnerships or the General Partners with respect to any and all matters regarding the Corporation and its Subsidiaries, and (ii) the Designated Entities, provided that each is subject to and in compliance with Section 7.2 of the Securityholders Agreement;

(E)                                 any managing director, consultant or employee of Aurora Management Partners LLC or NuCO2, provided that any such managing director, consultant or employee grants an irrevocable proxy to any of the Limited Partnerships or the General Partners with respect to any and all matters regarding the Corporation and its Subsidiaries;

(F)                                 any member of the Advisory Board of Aurora Management Partners LLC, provided that any such member grants an irrevocable proxy to any of the Limited Partnerships or the General Partners with respect to any and all matters regarding the Corporation and its Subsidiaries;

(G)                                any Affiliate of Aurora Management Partners LLC, provided that any such Affiliate grants an irrevocable proxy to any of the Limited Partnerships or the General Partners with respect to any and all matters regarding the Corporation and its Subsidiaries; or

(H)                               any investment fund or other entity controlled by or under common control with any one or more of the Ultimate General Partners or Aurora Management Partners LLC or the principals that control any one or more of the Ultimate General Partners or Aurora Management Partners LLC.

10.                                 “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

11.                                 “Subsidiary” means, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

12.                                 “Voting Stock” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

ARTICLE V

ANNUAL MEETINGS OF STOCKHOLDERS

The annual meeting of stockholders shall be held at such time, on such date and at such place (within or without the State of Delaware) as provided in the Bylaws of the Corporation.  Subject to any requirement of applicable law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VI

CALL OF SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time (i) by a majority of the members of the Board or (ii) by a committee of the Board that has been duly designated by the Board and whose power and authority, as provided in a resolution by the Board or in the Bylaws of the Corporation, includes the power to call such meetings, but such special meetings of stockholders of the Corporation may not be called by any other person or persons or in any other manner; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any certificate of designations filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

ARTICLE VII

STOCKHOLDER ACTION BY WRITTEN CONSENT

Any election of directors or other action by the stockholders of the Corporation that can be effected at an annual or special meeting of stockholders can be effected by written consent without a meeting so long as such written consent is signed by the holders of at least the number of shares required to approve such action at a duly held annual or special stockholders meeting.

ARTICLE VIII

ELECTION OF DIRECTORS

SECTION A.                          Ballot.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SECTION B.                          Stockholder Nominees.  Nominations by stockholders of persons for election to the Board shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation.

SECTION C.                          Removal.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office with or without cause, at any time, and only by the affirmative vote of the holders of a majority of the shares of voting stock then outstanding.

ARTICLE IX

LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  The Corporation shall indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.  The Corporation may indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  Expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the DGCL and this Article IX.  The Corporation may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person.  To the fullest extent permitted by the DGCL, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the DGCL, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding.  The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the DGCL, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed, signed and acknowledged by Timothy J. Hart, its Vice President, Secretary and General Counsel as of the 27th day of May, 2008.

NuCO2 PARENT INC.

By:	/s/ Timothy J. Hart
Name:	Timothy J. Hart
Title:	Vice President, Secretary and General Counsel